EXHIBIT 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 4:30 PM, EST
Date: January 16, 2007
Double Eagle Petroleum Announces Common Stock Offering
CASPER, Wyo., January 16, 2007/PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (Nasdaq: DBLE) (“Double Eagle” or the “Company”), an oil and gas exploration and development company, announced today that it plans to offer 450,000 shares of its common stock in an underwritten public offering pursuant to an effective shelf registration statement on Form S-3 (File No. 333-139012). The Company also intends to grant an option to the underwriters to purchase up to an additional 50,000 shares of common stock to cover over-allotments, if any. Double Eagle is offering all of the shares and intends to use the net proceeds from the offering to repay amounts borrowed under its revolving credit facility.
Ferris, Baker Watts, Incorporated is acting as the sole book-running manager for the offering.
Copies of the preliminary prospectus supplement, final prospectus supplement (when available) and the accompanying prospectus relating to the offering may be obtained from Ferris, Baker Watts, Incorporated at 100 Light Street, Baltimore, Maryland 21202.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy shares of Double Eagle’s common stock nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus and related prospectus supplement.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are primarily in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
John Campbell, Investor Relations
(303) 794-8445